Exhibit 10.2

GRANT OF EASEMENT AND RIGHT OF WAY

This Agreement made this 05 day of April, 2005, between the State of Kansas, by and through the Kansas Department of Wildlife and Parks, hereinafter referred to as GRANTOR, and in favor of East Kansas Agri-Energy, LLC, hereinafter refereed to as GRANTEES.

WITNESSETH:  In consideration of ONE DOLLAR ($1.00) and other good and valuable consideration paid by Grantee, the receipt and sufficiency of which is hereby acknowledged, Grantor does, subject to its interest in the within described real property, hereby grant to the Grantee, its successors, and assigns, a perpetual alienable easement and right of way with the right to erect, construct, install, lay and thereafter us, operate, inspect, repair, maintain, replace and remove a railroad spur line for as long as said railroad spur is operated and/or maintained, over and across said property owned by Grantor in Anderson County, Kansas, described as follows:

Commencing at 1/2” rebar at the Southeast Corner of the Southwest Quarter of Section 30, Township 20 South, Range 20 East of the Sixth Principal Meridian, City of Garnett, Anderson County, Kansas; THENCE North 02 degrees 14 minutes 48 seconds West for a distance of 798.23 feet along the East line of said Southwest Quarter; THENCE North 70 degrees 59 minutes 38 seconds West for a distance of 51.33 feet to the East line of the Rail Road Depot as described in Deed Book 16, Page 605 the POINT OF BEGINNING; THENCE North 70 degrees 59 minutes 38 seconds West for a distance of 301.01 feet to the West line of said Rail Road Depot; THENCE North 12 degrees 22 minutes 55 seconds East for a distance of 60.40 feet along said West line; THENCE South 70 degrees 59 minutes 38 seconds East for a distance of 305.09 feet to the east line of said Rail Road Depot; THENCE South 16 degrees 15 minutes 12 seconds West for a distance of 60.06 feet to the POINT OF BEGINNING.  Together with and subject to covenants, easements, and restrictions of record.  Said property contains18182.9 square feet more or less in Anderson County, Kansas, as shown on survey by Taylor Design Group, P.A., dated March, 2005.

1.                                       Said grant is for the benefit of the Grantee, its successors an assigns, and includes the right to ingress or egress over and across any state property adjacent to the easement to cut, trim, and /or control any weeds, trees, shrubbery, or brush that may endanger the use of the railroad spur or the safety of persons utilizing the Rail Trail that crosses the easement, which ingress and egress shall require the advance permission of the state park manager, which permission shall not be unreasonably withheld.

2.                                       The Grantor herein retains the right to use said lands for nay and all other purposes, including as a recreational area.

[STATE OF KANSAS
SS:
COUNTY OF ANDERSON
This instrument was filed for
record on the 7th day of April,
2005, at 3:40 o’clock p.m., and
duly recorded in Book 77 of MCL
at page 59.
/s/ Sandra J. Baugher
Register of Deeds

Deputy
Fees, $24.00

Entered in Transfer Record in my
Office this day of 2005.

County Clerk
Stamped: Register of Deeds]

3.                                       Grantee by acceptance of this easement hereby acknowledges and agrees that Grantee shall notify Grantor by written notice fourteen days in advance of routine maintenance to occur within the easement area.

4.                                       Grantee shall maintain such easement in a state of good repair and efficiency so that no unreasonable damages will result from its use of Grantor’s premises.

5.                                       The Grantee shall repair any damages due to construction, operation, maintenance, or removal of all roads, trail, structures, fences, driveways, and vegetation.

6.                                       All construction that effects a temporary change in grade or otherwise creates any situation that could result in injury to persons or property shall be barricaded properly to prohibit access to the construction area. Should the Trail Crossing be closed for construction or maintenance, an alternative crossing, approved by Grantor shall be made available by the Grantee working in conjunction with Grantor or its authorized representatives.

7.                                       No construction debris shall be stored on Grantor’s property without prior written authorization, no trash or other construction debris shall be burned on-site, and all rock unearthed during construction shall be removed from the premises.

8.                                       The trail crossed by the Right of Way shall be leveled back and returned to its original condition. At the location where the railroad spur crosses the Rail Trail, the crossing shall be on grade level, and the crossing shall be compliant with the requirements of the Americans With Disabilities Act. The crossing shall consist of pre-cast concrete with a non-slip surface acceptable to the Grantor. Grantee shall install and maintain audible and visible signs on Grantor’s property to alert Rail Trail users of an oncoming train, which signs shall be constructed in accordance with detailed plans under seal of an engineer licensed to practice in Kansas, and shall be approved by Grantor before commencement of the installation of signage. Grantor shall provide electrical power to operate these signs.

9.                                       Grantee agrees, as a part of the consideration for this easement, to re-route access to the west side of the Rail Trail, and to provide parking spaces to replace those spaces that will be lost due to the railroad spur easement passing across the parking lot east of the Rail Trail. Grantee has prepared preliminary plans showing the re-routing of an access road and the relocation of parking spaces which preliminary plans are incorporated herein, provided, however, that prior to the actual construction of these improvements, Grantee will submit detailed plans for the construction of such improvements, together with the construction of the rail spur, under seal of an engineer licensed to practice in Kansas, which plans shall be subject to the approval of the Grantor prior to commencement of construction, which approval shall not be unreasonably withheld. In no case shall construction commence until Grantor has approved the detailed construction plans so submitted. The plans shall reflect that Grantee will place no above ground structures or improvements upon the easement except for markers at property lines, fence lines, and road crossings. The plans shall further provide for Grantee to construct a fence of materials approved by the Grantor in an easterly and westerly direction along the north and south boundaries established by the easement’s crossing State Park Property for the purpose of impeding any person’s approach to the railroad track itself from the adjoining State Park property.

10.                                 The Grantee shall provide 60 days written notice to the Grantor prior to the commencement of construction, installation, or substantial repairs within the easement, which written notice shall include detailed plans for the construction, installation, or repairs, to include an engineer’s seal of an engineer licensed to practice in Kansas. In no case shall construction commence until Grantor has approved the detailed construction plans so submitted.

11.                                 In the event of a bona fide emergency, the Grantee may make such repairs deemed immediately necessary by the Grantee to alleviate or mitigate the emergency situation without Grantor’s prior written consent.  When any such emergency action shall be taken by Grantee without Grantor’ s written consent, Grantee shall make an immediate report to Grantor, explaining the nature of such emergency, together with a request for written consent for further or permanent repair or maintenance work. At all times Grantee shall take reasonable steps to protect Grantor’s property, including improvements, fixtures, and trail surface within the Easement Area and insure the safety of patrons using the trail.

12.                                 If the railroad spur is not operated or maintained by Grantee or its successors or assigns for a period of one calendar year after its first use, the easement interest in the lands covered by this Easement shall be deemed abandoned and shall automatically revert to the Grantor or then owner of said lands and shall merge with Grantor’s ownership. In the case of such abandonment of the Easement, Grantee hereby agrees, if so requested, to execute an instrument in recordable form evidencing such abandonment and reversion to Grantor.

13.                                 This grant shall not be assigned, sold, transferred, leased, or otherwise conveyed to a third party without first obtaining the written consent of Grantor, which consent shall not be unreasonably withheld. In the event one of Grantee’s lenders institutes foreclosure proceedings against Grantee, Grantor shall be advised of such proceedings and its consent obtained before said lender conveys Grantee’s assets to a third party.

14.                                 The parties acknowledge that the subject property is property that has been rail banked pursuant to 16 U.S.C. 1247(d), that Grantor does not have fee simple title to the property; that Grantor is, by this Agreement, authorizing the use of the property by Grantee for so long as Grantor remains in possession and control of the property; that rail banked property is subject to being returned to rail service; and that in the event this property is returned to rail service, Grantee will be required to deal with the carrier that reestablishes rail service in order to continue making use of this easement.

15.                                 The easement has been reviewed and cleared by the Kansas State Historic Preservation Officer, however, should any historical artifacts be uncovered during the construction phase, work will immediately cease and notification will be provided to the Grantor of such findings. Work may not resume until further clearance is afforded from the Kansas Historical Preservation Officer.

16.                                 If there is a substantial change in the use of the trail or of the railroad spur that impacts the safety of persons using the trail, sixty (60) days written notice of such change shall be provided to the other party, together with a proposal for modifications to this Easement to address the changed usage and safety issues created thereby, and the parties will thereafter negotiate in good faith for the purpose of modifying the easement to address the issues so raised. Any modifications must be mutually approved in writing, which approval shall not be unreasonably withheld by either party.

17.                                 Grantor shall provide written notice to Grantee if it deems the Grantee to be in non-compliance with any of the terms of this Agreement. Grantee shall have 30 days after receipt of this notice to commence correcting the default, which work shall continue without interruption until it is completed. If Grantee fails to comply to the stated provision after thirty days, Grantee shall be deemed to have abandoned said easement interest. In the case of such abandonment of the Easement, Grantee, its successors, assigns, lessees, affiliates, or agents, hereby agree, if so requested, to execute an instrument in recordable form evidencing such abandonment and reversion to Grantor.

18.                                 Grantee agrees to comply with all State and Federal law relating to the exercise of rights herein granted.

19.                                 Equal opportunity to participate in and benefit from programs described herein is available to all individuals without regard to their race, color, religion, national origin or ancestry, sex, age or disability. Complaints of discrimination should be sent to the Office of the Secretary, Kansas Department of Wildlife & Parks, 1020 S. Kansas, Suite 200, Topeka, Kansas 66612.

20.                                 The provisions found in Contractual Provisions Attachment (for DA-146a), identified as Attachment 1, are hereby incorporated in this Agreement. In the event any of the provisions of this Permit are deemed to be invalid or unenforceable, the same shall be deemed severable from the remainder of the Permit. If such provision shall be deemed invalid due to its scope and breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

Grantee agrees to indemnify and hold Grantor harmless from and against all third party claims which may result from the construction, operation and maintenance of said railroad spur by Grantee, its agents, assigns or subcontractors, including but not limited to, injuries or deaths of persons, animals, court costs and attorneys’ fees.

21.

Address for written notice:

Grantor:                                                     Regional Park Supervisor

Kansas Department of Wildlife and Parks

300 SW Wanamaker

Topeka, Kansas 66606

Grantee:                                                    East KansasAgri-Energy, LLC

William R. Pracht,

Chairperson 121 1/2 East

Fourth Avenue P.G. Box 225

Garnett, Kansas 66032

It is agreed that the foregoing is the entire agreement between the parties hereto, and that this written agreement is complete in all its terms and provisions. The term of this agreement shall constitute covenants running with the land and shall be binding upon and inure to the benefit of the parties hereto, their successors, assigns, lessees, affiliates or agents. This easement and right-of-way shall be effective upon acceptance by the Grantee (as evidenced by the signatures below) and the filing of the easement in the official records of the Anderson County Register.of Deeds.

IN WITNESS WHEREOF, said Grantor has executed this instrument this            day of April, 2005.

STATE OF KANSAS, by and through,
KANSAS DEPARTMENT OF WILDLIFE AND PARKS

	By:	/s/ J Michael Haden
J. Michael Hayden, Secretary
STATE OF KANSAS )
)SS:
COUNTY OF SHAWNEE)

BE IT REMEMBERED, that on this 5 day of April, 2005, before me, the undersigned, a Notary Public, in and for the county and state aforesaid, came J. Michael Hayden, who in his capacity as Secretary of the Kansas Department of Wildlife and Parks is personally known to be the same person who executed the within instrument of writing in such capacity and such person duly acknowledged the execution on behalf of the State of Kansas, by and through the Kansas Department of Wildlife and Parks.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day and year last above written.

Term Expires:

[Notary Stamp: Donna L. Eberly			/s/ Donna L. Eberly
Notary Public, State of Kansas, My Appt. Exp.	04-05-05	]	Notary Public

ACCEPTANCE OF RIGHT OF WAY EASEMENT

The East Kansas Agri-Energy, LLC, Board of Directors authorizes the below signatory to accept on behalf of such limited liability company the foregoing easement and to bind such limited liability company to the provisions and covenants therein.  East Kansas Agri-Energy, LLC, hereby accepts the foregoing easement and agrees to be bound by the provisions and covenants therein.

EAST KANSAS AGRI-ENERGY, LLC

By:	/s/ William R. Pracht
William R. Prafcht, Chairperson